EXHIBIT 10.1

JOINT COOPERATION CONTRACT

Between

BEIJING LUSHI (SDTV) PILOT MEDIA CO., LTD

And

ITONIS, INC

FLOW TV JOINT COOPERATION CONTRACT

Contents

Chapter I	Name, Address, Nature and Form of the Joint Cooperation

Chapter II	Objectives, Business Scope and Size of Production

Chapter III	Gross Investment and Registered Capital

Chapter IV	Obligations of Each of the Parties to the Joint Cooperation

Chapter V	Representations and Warranties of the Parties

Chapter VI	Technology, Services and Content

Chapter VII	Supervisory Committee

Chapter VIII	Administrative Organizations

Chapter IX	Purchase of Equipment

Chapter X	Labour Management

Chapter XI	Taxation, Finance, Audit and Profit Distribution

Chapter XII	Term of the Joint Cooperation

Chapter XIII	Disposal of Assets on Expiration of the Joint Cooperation

Chapter XIV	Insurance

Chapter XV	Amendments, Changes and Dissolution of the Contract

Chapter XVI	Force Majeure

Chapter XVII	Governing Laws

Chapter XVIII	Settlement of Dispute

Chapter XIX	Languages

Chapter XX	Effect of Contract and Miscellaneous

flOw TV Joint Cooperation Contract

THIS CONTRACT, made and entered into in on this 14th day of December, 2007 by and between Beijing Lushi (SDTV) Pilot Media Co., Ltd, a corporation incorporated and existing under the laws of the PRC (hereinafter referred to as "PM"), and ITonis, Inc., a company incorporated and existing under the laws of the State of Nevada, United States of America (hereinafter referred to as "ITonis").

WITNESSETH THAT:

WHEREAS, PM desires to develop an online television network platform in China through a variety of cooperation agreements;

WHEREAS, ITonis possesses the unique open source technology of integrating television and the internet, and is willing to do so.

NOW, THEREFORE, in consideration of the premises and the mutual covenant herein contained, the parties hereto agree as follows:

Chapter I Name, Address, Nature and Form of the Cooperation

Article 1 The Joint Cooperation shall be governed and protected by the laws of the People's Republic of China. It shall consist of two companies working together and shall act as an economic legal entity carrying out independent business accounting. The Joint Cooperation shall be initially known as“ Flow TV” in Chinese and as "flOw TV" in English. The final name of the Joint Cooperation shall be set by the Supervisory Committee.

Article 2 This Joint Cooperation is contemplated that it will eventually be a joint venture co- owned by PM, ITonis (or its Chinese subsidiary) and management.

Chapter II Objectives, Business Scope and Size of Production Article 3 Objectives

3.1.

The objectives for which the Joint Cooperation is established are to strengthen the economic and technical cooperation between the two Parties involved herein and to produce and sell a complete internet television platform solution (hereinafter referred to as "IPTV Platform") using advanced technology and management.

3.2.

The Joint Cooperation shall exploit the IPTV Platform through the PRC and further the competitive position of its products to bring about satisfactory economic benefits to each of the Parties to the Joint Cooperation.

Article 4 Business Scope of the Joint Cooperation

4.1.	To create a robust IPTV Platform for distribution of television programming over the internet throughout the PRC;

4.2.	To market and sell the IPTV Platform throughout the PRC; and

4.3.	To maximize the revenues to the Joint Cooperation by creating innovative economic sales and advertising models for the IPTV Platform.

Chapter III Gross Investment

Article 5 The initial investment of the Joint Cooperation amounts to USD $15,000,000.

5.1.	The capital to be contributed by the Parties hereto in proportion as follows:

	5.1.1.	PM shall not be required to contribute any cash, holding a 40% interest in the Joint Cooperation.

	5.1.2.	ITonis shall contribute USD $15,000,000 no later than June 1, 2008,

holding a 60% interest in the Joint Cooperation (twenty percent (20%) shall be allocated to PM management in accordance with Article 5.1.3) and shall work with PM to deliver the technology and equipment for the IPTV Platform.

5.1.3.	PM management shall ultimately hold a twenty percent (20%) interest in the Joint Cooperation by virtue of a ten percent (10%) ownership interest in ITonis directly.

5.2.

The above contribution from ITonis is based on estimations only for the initial roll out of the IPTV Platform and any overruns, if any, and any subsequent investments shall be the responsibility of the Joint Cooperation, either as equity or debt, as the Supervisory Committee shall determine.

Article 6 If either party intends to transfer or assign all its interest or any part thereof to a third party, it can do so subject to consent in writing of the other Party and approval by the authorising department. Such transfer or assignment mentioned hereinabove, however, shall not affect the shareholding of the other party or the sales or profit distributions or any other benefits whatsoever.

Chapter IV Obligations of Each of the Parties to the Joint Cooperation

Article 7 PM and ITonis are required to complete all their respective obligations underlisted:

7.1.	PM shall:

	7.1.1.	Secure the specific licenses listed below (the “Licenses”) for the benefit of the Joint Cooperation no later than one hundred (100) days from the date of execution of this Contract

		7.1.1.1	Business License

		7.1.1.2	Internet Content Provider License

		7.1.1.3	Network Culture Operation License

7.1.1.4	Information Network video/ audio Program License

7.1.2.	File applications for approval, license and registration of the Joint Cooperation establishment with the PRC's competent authorities concerned;

7.1.3.	Assist the Joint Cooperation in applying for tax reduction or exemption according to the PRC laws and regulations;

7.1.4.	Employ local people as managers, technicians, workers and other personnel as required by the Joint Cooperation;

7.1.5.	Process applications for entry visas, working permits and travel documents for foreign personnel of the Joint Cooperation; and

7.1.6.	Be responsible for handling other matters as the Joint Cooperation may from time to time prescribe.

7.2.	ITonis is liable to:

7.2.1

Deposit or provide a Standby Letter of Credit in favor of PM in the amount of $150,000 no later than thirty (30) days from the date of execution of this Contract to secure the Licenses (the “Deposit”);

	7.2.2.	Make share contributions in USD, provide equipment and technology for the IPTV Platform as described in Article 5;

	7.2.3.	Manage matters at any time which the Joint Cooperation may prescribe (such as equipment purchases abroad); and

	7.2.4.	Develop IPTV content, license content and create an advertising based revenue generator for the IPTV Platform.

7.3	The Deposit:

7.3.1 If the Licenses are not obtained within one hundred (100) days of execution of this Contract, the Deposit shall be returned to Itonis; and

7.3.2

If the Licenses are obtained within one hundred (100) days of execution of this Contract, the Deposit shall belong to PM, and shall (i) be applied towards the Investment, if the Investment is raised by June 1, 2008, or (ii) irrevocably belong to PM if the Investment is not raised by June 1, 2008.

Chapter V Representations and Warranties of the Parties

Article 8 Representations and Warranties of the Parties.

8.1	Each Party represents and warrants to the other Party that it has and will continue throughout the Term (as herein defined);

	8.1.2	Be duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

8.1.3

Has obtained and will obtain all necessary consents, approvals or authorizations to execute and perform this Contract required from any department in charge, or governmental authorities pursuant to any laws and regulations which it is subject to. Execution of this Contract does not and will not constitute any breach or violation of any contract, agreement, corporate or regulatory documents, laws and regulations by which it is bound.

8.1.4

All licenses, consents and other permissions and approvals required for carrying out its business have been properly granted and are valid and in full force and effect, or will be properly granted and will continue to be in full force and effect during the Term of this Contract; and, with respect to events though the date of execution of this Contract, it is not in default and has not received notice that it is in default with respect to the terms of any such license, consent, permission or approval, or that any such license, consent, permission or approval is likely to be revoked or which constitute grounds for such revocation.

	8.1.5	All information and documents that have been provided to the other Party for the purpose of or in connection with this Contract, are true and accurate in all respects and are not misleading because of any omission or ambiguity or for any other reason.

8.1.6

All of its accounts, books, ledgers and financial and other records are and will be complete and accurate in all material aspects and have been and will be properly kept in accordance with the legal requirements and normal business practice, and are in its possession or under its control and will remain so, and all transactions relating to its business have been and will be duly and correctly recorded therein and there are no and will not be inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records, and they are and will be sufficient to give a true and accurate view of the state of it’s affairs and to explain its transactions.

8.1.7

There has been and there will not be any material breach by it or by any of its respective officers or employees (in their capacity as such) of any legislation or regulations affecting it or its business which would materially adversely impact this Joint Cooperation.

8.1.8

There has been and there will not be any material breach by it of any contract, agreement or covenant to which it is a party or by which the assets or properties of it is bound which would materially adversely impact this Joint Cooperation.

8.1.9

It has since its establishment carried on and will in the future during the Term carry on its business in the ordinary and usual course and has not entered and will not enter into into any contract which would materially adversely impact this Joint Cooperation.

8.1.10

It is not engaged (whether as plaintiff, defendant or otherwise) in any litigation or arbitration, administrative or criminal or other proceeding, and no litigation or arbitration, administrative or criminal or other proceedings against it is pending, threatened or expected, and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings, or to any proceedings against any of it’s directors, officers or employees (past or present) in respect of any act or default for which it might be vicariously liable.

8.1.11	To the extent applicable, it has been and will be in strict compliance with all the requirements under PRC laws with respect to environmental protection, public health, production safety and labour matters. No notices, complaints, demands or proceedings have been received by it, in relation to any of such issues. There is no condition requiring decontamination or other remedial action. It has fully and in a timely manner met, and will, during the Term, meet its obligations resulting from tax, labour and social insurance legislation with respect to the filing of returns and the payment of taxes; adequate provisions have been made and will be made during the Term for taxes, public levies, social insurance contributions and housing funds anticipated and/or not yet paid. No claims have been asserted by any person or entity against it over the use of intellectual property rights including patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement. In case of any such claim, there is no legal valid basis to it. The use of any intellectual property rights by it does not infringe on the rights of any third party.

8.2

Each Party acknowledges and accepts that it is entering into this Agreement in reliance upon each of the warranties and representations notwithstanding any investigations which it, its agents or advisors may have made, and undertakes to indemnify and keep indemnified the other Party in full from and against any liabilities, losses, damages, claims, costs (including all legal costs on a full indemnity basis), expenses or other liabilities which may be suffered or incurred by the first Party in connection with:

	8.2.1	Any of the warranties or representations being untrue or misleading or breached.

8.2.2

The settlement of any claim that any of the warranties or representations are untrue or misleading or have been breached and in which the Party acknowledges or confirms (on a with or without liability basis) that there has been a breach of such warranty or representation.

8.2.3

Any arbitration or legal proceedings in which it claims that any of the warranties or representations are untrue or misleading or have been breached and in which settlement is reached under which the other Party (on a with or without liability basis) acknowledges that a warranty or representations is untrue or misleading or has been breached, or arbitration award or judgment is given for it provided that if the arbitrator or court makes a ruling as to the payment of costs by the parties, then that ruling shall apply in lieu of the provisions of this Article.

	8.2.4	The enforcement and amount of any such settlement or arbitration award or judgment.

8.3

Each of the warranties and representations shall be construed as a separate warranty and representation and (save as expressly provided to the contrary) shall not be limited or restricted by reference to, or inference from, the terms of any other warranty or any other terms of this Contract.

Chapter VI Technology, Services and Content

Article 9

9.1.

For the purpose of providing the Joint Cooperation with technologies for the IPTV Platform, ITonis agrees to license the technology for the IPTV Platform to the Joint Cooperation on an exclusive basis within China, and a non exclusive basis with respect to the rest of the world.

9.2.	The IPTV Platform shall be available to every resident of the PRC.

9.3.	The Parties hereto shall develop various subscriber contracts for the use of PRC residents who wish to contract for certain of the services provided by the IPTV Platform.

9.4.	All content on the IPTV Platform shall be subject to the approval of PM.

Chapter VII Supervisory Committee

Article 10 The Supervisory Committee shall consist of seven (7) Supervisors, four (4) nominated by ITonis, three (3) by PM, and shall have a Chairman, who shall be a nominee from ITonis and one Vice-Chairman, who shall be nominated by PM.

Article 11 The commencement of the Joint Cooperation shall be the date of establishment of the Supervisory Committee.

Article 12 The Supervisory Committee act as the supreme management body of the Joint Cooperation.

Article 13 The Supervisory Committee make decisions on all material matters of the Joint Cooperation.

Article 14 For major matters, the Supervisory Committee shall act only by resolution adopted unanimously. Additional matters not covered therein shall be subject to resolution adopted by simple majority of the Supervisory Committee.

Article 15 The Supervisory Chairman shall act as the legal representative of the Joint Cooperation. In the absence of the Chairman, for certain reasons from his duties on the Supervisory Committee, the Chinese side Vice-Chairman shall be the acting legal representative of the Joint Cooperation until the resumption of duties by the Chairman.

Article 16 At least one Supervisory Committee meeting shall be held each year.

Article 17 The Supervisory Committee meetings shall be called and presided over by the Supervisory Committee’s Chairman.

Article 18 Supervisory Committee meetings may be called by the Supervisory Committee Chairman on a motion of more than one-third of the Supervisors.

Article 19 Minutes of the Supervisory Committee meetings shall be filed for record.

Chapter VIII Administrative Organizations

Article 20 The Joint Cooperation shall set up Administrations to take charge of the day-to-day operation and management affairs of the Joint Cooperation.

Article 21 The Administration shall have a General Manager, to be nominated by PM, subject to approval by the Supervisory Committee, and a Chief Financial Officer to be nominated by ITonis, also subject to approval by the Supervisory Committee.

Article 22 The Administration shall also have one or more Vice Presidents, subject to appointment by the Supervisory Committee.

Article 23 General Manager

23.1.

The powers and duties of the General Manager shall be to carry out all resolutions of the Supervisory Committee meetings as well as to organize and administer the day-to-day operation and management affairs of the Joint Cooperation. The Vice Presidents shall assist the General Manager in the performance of his duties.

23.2.

Vice Presidents are in charge of various divisions of the Joint Cooperation. The Division Vice Presidents shall undertake matters prescribed by the General Manager and shall be responsible to the General Manager.

Article 24 The General Manager or Vice Presidents found indulging in malpractices for selfish ends or seriously neglecting their duties shall be dismissed at any time by the Supervisory Committee at its absolute discretion.

Chapter IX Purchase of Equipment

Article 25 In its purchase of the computer servers, necessary spare parts, auxiliary equipment, vehicles and office machines and stationery, etc, the Joint Cooperation shall give first priority to local sources. Where the prices, quality or other particulars of the required articles cannot meet the demands of production, the decision to import or not shall be made by the Supervisory Committee. With regard to the purchase of raw and semi-processed materials, quality considerations shall prevail over all other factors.

Article 26 When purchasing equipment abroad at the request of the Joint Cooperation, ITonis shall submit a purchase list to the Supervisory Committee and the Supervisory Committee shall be entitled to approve the purchase of the equipment according to the model or specifications presented. Any equipment provided by ITonis to the Joint Cooperation must be brand-new and must meet the requirements of the Joint Cooperation.

Chapter X Labour Management

Article 27 Labour Management

27.1.

The issues of employment, recruitment, resignation, wages and salaries, labour insurance, welfare, awards and penalties regarding the workers and staff members of the Joint Cooperation shall, in accordance with the related Rules and Regulations, be specified in labour contracts to be entered into between the Joint Cooperation and the Trade Union of the Joint Cooperation collectively or between the Joint Cooperation and the employee individually.

27.2.	The labour contracts so signed shall be filed with the local Labour Service Management Authorities for record.

Article 28 Whenever necessary, appointments of executives, and their remunerations, social insurance, welfare and business trip allowance, etc., shall be determined separately by the Supervisory Committee.

Chapter XI Taxation, Finance, Audit and Profit Distribution

Article 29 The Joint Cooperation shall pay taxes pursuant to the tax laws and related rules and regulations of the PRC.

Article 30 Every staff member of the Joint Cooperation shall pay individual income tax under the Individual Income Tax Law of the PRC.

Article 31 The Joint Cooperation shall, in accordance with the Law of Chinese-Foreign Joint Cooperations, make deductions from its gross profit for the reserve funds, the expansion funds and the bonus funds each year at a rate to be decided by the Supervisory Committee through discussion and based on the financial position of the Joint Cooperation in the current year.

Article 32 The Joint Cooperation shall open RMB and Foreign Exchange accounts with approved banks.

Article 33 Accounting System

33.1.	The fiscal year of the Joint Cooperation shall extend from 1 January to 31 December of a calendar year.

33.2.	All books, records and financial statements of the Joint Cooperation shall be written in the Chinese and English languages.

Article 34 All the books and records of the Joint Cooperation shall be maintained in terms of RMB currency and foreign exchange accounts shall be established separately. Management of the foreign exchange of the Joint Cooperation shall be subject to the Nation's exchange control regulations.

Article 35 Fiscal methods and procedures of the Joint Cooperation shall be subject to the Accounting Regulations of the People's Republic of China for Joint Cooperations.

Article 36 Auditing System

36.1.

An effective accountant in China shall be appointed to audit the financial calculations of the Joint Cooperation and a report on the results of such auditing shall be prepared and submitted by the accountant to the Supervisory Committee and the General Manager.

36.2.	ITonis may, at its own expenses, appoint an effective auditor from abroad to audit the annual financial position of the Joint Cooperation.

Article 37 The General Manager shall prepare and submit an annual budget and profit distribution proposal for the next year two months prior to the end of the current year, and balance sheet and profit and loss account no later than the first three months of each year to the Supervisory Committee for approval after examination.

Article 38 Net Profit Distribution

38.1.

Prior to allocation of net profits, the Supervisory Committee shall determine how much of the year’s current net profits shall be retained by the Joint Cooperation for operations and capital needs for the next year;

38.2.	No net profits shall be distributed if the losses of the previous year have not been made up; and

38.3.	Undistributed profits from the previous year may be distributed together with the profits of the current year.

Article 39 The net profit of the Joint Cooperation shall be distributed among the two Parties hereto as follows (which shall continue in any joint venture in the same proportion):

PM                  40%

ITonis             60% (twenty percent (20%) is ultimately allocated to PM management in accordance with Article 5.1.3) .

The methods of profit distribution shall be specified in detail by the Supervisory Committee of the Joint Cooperation. With regard to the foreign exchange profit distribution, the first priority shall be given to ITonis, based on the foreign exchange balance.

Chapter XII Term of the Joint Cooperation

Article 40 Term of the Joint Cooperation

40.1.	The Joint Cooperation shall cover a term of twenty (20) years (the “Term”);

40.2.	The date of establishment of the Supervisory Committee of the Joint Cooperation shall be the date of the establishment of the Joint Cooperation; and

40.3.

Provided, however, that a motion by either party has been unanimously adopted by a Supervisory Committee Meeting, the Joint Cooperation may apply to the authorizing department for an extension of the term of the Joint Cooperation six months prior to its expiration.

Chapter XIII Disposal of Assets on Expiration of the Joint Cooperation

Article 41 Expiration

41.1.	Upon expiration or discontinuation of the term of the Joint Cooperation, the Joint Cooperation shall be liquidated according to law; and

41.2.	Assets, after liquidation, shall be distributed among PM and ITonis hereto in proportion to their sharing of the net profits in Article 39.

Chapter XIV Insurance

Article 42

42.1.	Insurance protection, insurance coverage and the insurance period shall be determined by the Supervisory Committee.

Chapter XV Amendments, Changes and Dissolution of the Contract

Article 43 Any amendment in this Contract (including the Exhibits hereto) must be subject to written agreement signed by PM and ITonis hereto and to approval by the authorizing department.

Article 44 In the case of a failure by either party to execute its obligation hereunder by reasons of Force Majeure, or the incapability of the Joint Cooperation to continue operation by reason of continuous and successive yearly losses, the Joint Cooperation may be terminated by a resolution adopted unanimously by the Supervisory Committee and the approval of the authorizing department.

Article 45 One-sided Termination

45.1.

If and whenever the Joint Cooperation cannot carry on operating or realize its described objectives by reason of the failure of a party to the Joint Cooperation to execute its obligations under this Contract, or acting in grave default of the provisions of this Contract or the Articles of Association, this matter may be treated as a one-sided Contract termination by the defaulting party.

45.2.	Upon occurrence of the above event as described in Article 45.1, the other party to the Joint Cooperation shall have either of the two as follows:

45.2.1.	To report this to the authorizing department for approval of termination of the Contract and to claim compensation from the party in default; or

45.2.2	To continue the implementation of the Contract after expelling the party in default who shall be held responsible for compensating the Joint Cooperation and the other party for economic losses.

Article 46 [Intentionally Omitted]

Chapter XVI Force Majeure

Article 47 Force Majeure

47.1.

If and whenever a party is directly prevented from or delayed in carrying out any provision of this Contract or any terms and conditions agreed upon by reason of earthquake, typhoon, flood, fire, war or any other cause of Force Majeure which is unforeseen or beyond the control of the Party affected by Force Majeure, the Party whose performance is prevented or delayed, is required to promptly inform the other party of the event and to provide within 30 days effective certificates confirming the details of the event which has occurred or the reason why its implementation of this Contract is suspended or any extension of such implementation is needed.

47.2.

Any obligation hereunder, not carried out by reason of the occurrence of Force Majeure, shall be suspended until the cessation of the Force Majeure which caused prevention or delay in the performance of such obligation.

Chapter XVII Governing Laws

Article 48 The conclusion, effect, interpretation and execution of this Contract and settlement of disputes arising out of or in connection with this Contract shall be governed by the laws of the PRC.

Chapter XVIII Settlement of Dispute

Article 49 Settlement of dispute

49.1.

In cases of any dispute arising out of or in connection with the implementation of this Contract, the two Parties hereto shall work out a reasonable settlement through amicable discussions amongst themselves;

49.2.	If no settlement can be reached after amicable discussions, the case under dispute shall be referred to arbitration;

49.3.

The case shall be finally settled by a panel of three (3) arbitrators, with arbitration in Hong Kong in accordance with Hong Kong law. Each Party shall pick their own arbitrator; and each of these two (2) arbitrators shall mutually pick the third arbitrator who shall be neither Chinese nor American;

49.4.	The decision rendered by the arbitrator(s) shall be final and binding upon all parties involved; the two Parties have hereby agreed to be subordinated to such decision.

Article 50 Terms and Conditions under Dispute

50.1.

During arbitration, except for the content of this Contract which is under dispute by the two Parties hereto, this Contract shall be continuously carried out. If the content under dispute is of great importance, the implementation of this Contract shall then be suspended; and

50.2.	For all losses or any part thereof caused to the Joint Cooperation during such arbitration, the Joint Cooperation shall be compensated by the losing party.

Chapter XIX Languages

Article 51 This Contract shall be written in both Chinese and English languages. Each of the Parties shall maintain two original copies, one in the Chinese language and the other in the English language. Both Chinese and English versions shall have equal force and effect.

Chapter XX Effect of this Contract and Miscellaneous

Article 52 If and whenever any notice, demand or certificate is required hereunder to be given or made by any party to the other by cable, telex or facsimile and the content thereof is related to their respective rights, interests or duties hereunder, such notice, demand or certificate shall be followed by a letter in writing to the other Party at their respective addresses designated from time to time.

Article 53 PM and ITonis will bear the costs incurred by themselves respectively in the negotiation, drafting and completion of this Contract.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed by their duly authorized representatives as of the date first above written.

For and on behalf of PM

/s/ Gao Limin

____________
Signature

For and on behalf of ITonis

/s/ Thomas N. Roberts

____________
Signature